Exhibit 5.1

April 30, 2019

Board of Directors Windtree Therapeutics, Inc. 2600 Kelly Road, Suite 100 Warrington, Pennsylvania 18976

Re: Windtree Therapeutics, Inc.-- Registration Statement on Form S-1

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Windtree Therapeutics, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission on April 30, 2019, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the sale of an aggregate of 37,308,973 shares of the Company's common stock, $0.001 par value per share, (the “Shares”) issued and outstanding, or issuable upon the exercise of certain of the Company's warrants (the “Warrants”).

We are delivering this opinion to you at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with rendering this opinion, we have examined and are familiar with (i) the Company’s Amended and Restated Certificate of Incorporation, (ii) the Company’s By-Laws, (iii) the Registration Statement, including the Prospectus, (iv) corporate proceedings of the Company relating to the issuance of the Shares and the Warrants (v) the certificates evidencing the Warrants and (vi) such other instruments and documents as we have deemed relevant under the circumstances.

In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters.

Based upon the foregoing, and in reliance thereon, and subject to the qualifications, limitations and exceptions stated herein, we are of the opinion, having due regard for such legal considerations as we deem relevant, that the Shares have been duly authorized by the Company and, when issued in accordance with the terms set forth in the Registration Statement and the Prospectus, and when issued in accordance with the terms of the Warrants, as applicable, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to laws of the State of New York and Delaware corporate law (which includes the Delaware General Corporation Law and applicable provisions of the Delaware constitution, as well as reported judicial opinions interpreting same), and we do not purport to express any opinion on the laws of any other jurisdiction.

We hereby consent to the use of our opinion as an exhibit to the Registration Statement and to the reference to this firm and this opinion under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dentons US LLP